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                                                                    EXHIBIT 5.1

                [Letterhead of Morris, Manning & Martin, L.L.P.]



                               September 30, 1999

nFront, Inc.
520 Guthridge Court, N.W.
Suite 100
Norcross, Georgia  30092

         Re:      Registration Statement on Form S-8

Ladies and Gentlemen:

         We have acted as counsel for nFront, Inc., a Georgia corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended, pursuant to a Registration Statement on Form S-8, of a proposed offering of 2,488,900 shares of the Company's common stock, no par value per share (the "Shares"), including (i) 2,188,900 Shares issuable pursuant to the nFront, Inc. Stock Incentive Plan (the "Incentive Plan"), (ii) 100,000 Shares issuable pursuant to the nFront, Inc. Employee Stock Purchase Plan (the "Purchase Plan"), and (iii) 200,000 Shares issuable under the nFront, Inc. Director Stock Option Plan (the "Director Plan") (together with the Incentive Plan and the Purchase Plan, the "Plans").

         We have examined and are familiar with the originals or copies certified or otherwise identified to our satisfaction of such documents, corporate records and other instruments relating to the incorporation of the Company and to the authorization and issuance of Shares under the Plans as would be necessary and advisable for purposes of rendering this opinion. Based upon and subject to the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued as contemplated by the Plans, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this Opinion as Exhibit 5.1 to the Company's registration statement on Form S-8.

                               Very truly yours,

                               /s/ Morris, Manning & Martin, L.L.P.

                               MORRIS, MANNING & MARTIN, L.L.P.